Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of EZGO Technologies Ltd. on Form F-1 of our report dated April 16, 2020, except for Note 12(a) as to which the date is September 23, 2020, with respect to our audits of the consolidated financial statements of EZGO Technologies Ltd. as of September 30, 2019 and 2018 and for the years ended September 30, 2019 and 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

October 27, 2020

BEIJING OFFICE ● Unit 2419-2422 ● Kerry Center South Tower ● 1 Guang Hua Road ● Chaoyang District, Beijing ● 100020

Phone 8610.8518.7992 ● Fax 8610.8518.7993 ● www.marcumbp.com